Exhibit 99.1

FOR IMMEDIATE RELEASE

Wrap Appoints Thomas Smith as President

Co-Founder and Former President and Chairman of TASER International Brings
25 Years of Industry Expertise to Scale-Up Wrap’s U.S. and International Sales

LAS VEGAS, Nevada, March 20, 2019 -- Wrap Technologies, Inc. (the ”Company”) (Nasdaq:WRTC), an innovator of modern policing solutions, announced today that Thomas Smith has joined the Company as President. Mr. Smith will be responsible for scaling domestic and international sales of the Company’s BolaWrap products to law enforcement and security agencies worldwide.

BolaWrap is a patented remote restraint tool designed to assist law enforcement in controlling encounters. It does not rely on pain to gain compliance, and is intended to be used early in an engagement, especially with subjects in mental crisis. The Company’s goal is to provide agencies with a new, alternative tool to be used early in the use of force continuum.

Thomas Smith

Mr. Smith co-founded TASER International (now Axon Enterprise, Inc. – Nasdaq: AAXN) (“TASER”) in 1993, and served as President of TASER until October 2006. He served as Chairman of the Board of Directors of TASER from October 2006 until he retired to pursue entrepreneurial activities in February 2012. Amongst his most significant roles and responsibilities at TASER, Mr. Smith managed domestic and international sales, significantly expanding the sale and distribution of TASER’s products, including sales to more than 17,200 federal, state and local law enforcement agencies in over 100 countries. In 2012, he founded Achilles Technology Solutions, LLC that, through its subsidiary ATS Armor, developed a line of ballistic solutions for law enforcement and military.

Mr. Smith is a proven executive with extensive operations, logistics, manufacturing, global sales and marketing experience selling technology to law enforcement. The Company’s management believes that his media and investor communication skills will enhance the global rollout of the BolaWrap 100 solution.

Mr. Smith holds a B.S. degree in Ecology and Evolutionary Biology from the University of Arizona and an M.B.A. degree from Northern Arizona University.

“We are honored to announce Tom Smith as President to scale and grow our company,” said David Norris, CEO of Wrap Technologies. “Tom’s 25 plus year background of launching innovative technology solutions in the law enforcement space provide him with a clear view of BolaWrap benefits. He has relevant and unique experience to help roll out Wrap’s first product to U.S. and International law enforcement communities.”

“I am very impressed by the domestic and international response BolaWrap has garnered from both law enforcement and the communities they serve,” said Tom Smith, President of Wrap Technologies. “With the growing challenges law enforcement is facing today, I am excited to participate in both the launch of new technology and the growth of the infrastructure to sell, train and support law enforcement helping foster closer ties with their communities while decreasing risks.”

About Wrap Technologies (Nasdaq:WRTC)
Wrap Technologies is an innovator of modern policing solutions. The Company’s BolaWrap 100 product is a patented, hand-held remote restraint device that discharges an eight-foot bola style Kevlar® tether to entangle an individual at a range of 10-25 feet. Developed by award winning inventor Elwood Norris, the Company’s Chief Technology Officer, the small but powerful BolaWrap 100 assists law enforcement to safely and effectively control encounters, especially those involving an individual experiencing a mental crisis. For information on the Company please visit www.wraptechnologies.com. Examples of recent media coverage are available as links under the “Media” tab of the website.

Trademark Information: BolaWrap is a trademark of Wrap Technologies, Inc. All other trade names used herein are either trademarks or registered trademarks of the respective holders.

Cautionary Note on Forward-Looking Statements – Safe Harbor Statement
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the Company’s overall business, total addressable market and expectations regarding future sales and expenses. Words such as “expect,” “anticipate,” “should,” “believe,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “could,” “intend,” variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company’s ability to successful implement training programs for the use of its products; the Company’s ability to manufacture and produce product for its customers; the Company’s ability to develop sales for its new product solution; the acceptance of existing and future products; the availability of funding to continue to finance operations; the complexity, expense and time associated with sales to law enforcement and government entities; the lengthy evaluation and sales cycle for the Company’s product solution; product defects; litigation risks from alleged product-related injuries; risks of government regulations; the ability to obtain patents and defend IP against competitors; the impact of competitive products and solutions; and the Company’s ability to maintain and enhance its brand, as well as other risk factors included in the Company’s most recent quarterly report on Form 10-Q and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

WRAP TECHNOLOGIES’ CONTACT:
Investor Relations
800-583-2652, Ext #515
IR@wraptechnologies.com